As filed with the Securities and Exchange Commission on August 20, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Global Partners LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-3140887
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

P.O. Box 9161

800 South St.

Waltham, Massachusetts 02454-9161

(Address of Principal Executive Offices, including Zip Code)

Global Partners LP

Long-Term Incentive Plan

(Full Title of Plan)

Edward J. Faneuil

P.O. Box 9161

800 South St.

Waltham, Massachusetts 02454-9161

(Name and Address of Agent for Service)

(781) 894-8800

(Telephone Number, including Area Code, of Agent of Service)

With a copy to:

Alan P. Baden

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

(212) 237-0000

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common units representing limited partner interests	564,242	$27.26	$15,381,237	$472.20

(1)             Pursuant to Rule 416, the number of common units being registered shall be adjusted to include any additional common units that August become issuable as a result of any unit distribution, split, combination or similar transaction.

(2)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low sales prices of the common units on the New York Stock Exchange on August 16, 2007.

ii

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement.  The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

•                  our annual report on Form 10-K for the year ended December 31, 2006;

•                  our quarterly report on Form 10-Q for the quarter ended June 30, 2007;

•                  our current reports on Form 8-K filed February 1, 2007, February 6, 2007, March 19, 2007, March 22, 2007, April 26, 2007, May 10, 2007,  July 10, 2007 and August 20, 2007; and

•                  the description of our common units contained in the Registration Statement on Form 8-A, filed August 3, 2005.

All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the effective date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of those documents.  Any statement contained in this registration statement or in any document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement.  Any statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.           Description of Securities.

Not Applicable.

Item 5.           Interests of Named Experts and Counsel.

Not Applicable.

Item 6.           Indemnification of Directors and Officers.

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

(1)          our general partner;

(2)          any departing general partner;

(3)          any person who is or was an affiliate of our general partner or any departing general partner;

(4)          any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5)          any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner or any of their affiliates; or

(6)          any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. Our partnership agreement permits us to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 7.           Exemptions from Registration Claimed.

Not Applicable.

Item 8.           Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number			Description
4.1		—

Second Amended and Restated Agreement of Limited Partnership of Global Partners LP, dated as of May 9, 2007 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 10, 2007)

4.2		—

Form of Phantom Unit and DERs Grant under the Global Partners LP Long-Term Incentive Plan (for Named Executive Officers who are party to an employment agreement with Global GP LLC; incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 20, 2007)

4.3		—

Form of Phantom Unit and DERs Grant under the Global Partners LP Long-Term Incentive Plan (for Directors; incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on August 20, 2007)

4.4		—

Form of Phantom Unit and DERs Grant under the Global Partners LP Long-Term Incentive Plan (for Employees and Officers other than Named Executive Officers who are party to an employment agreement with Global GP LLC; incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on August 20, 2007)

5.1	*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
23.1	*	—	Consent of Ernst & Young LLP
23.2	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
24.1	*	—	Power of Attorney (included on signature page of this registration statement)

*                    Filed herewith.

Item 9.           Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on August 20, 2007.

GLOBAL PARTNERS LP

By:	GLOBAL GP LLC
its General Partner

	By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

Each person whose signature appears below appoints Eric Slifka and Edward J. Faneuil, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on August 20, 2007.

Signature	Title

/s/ Eric Slifka	President, Chief Executive Officer and Director
Eric Slifka	(Principal Executive Officer)

/s/ Thomas J. Hollister	Executive Vice President, Chief Operating Officer and
Thomas J. Hollister	Chief Financial Officer
(Principal Financial Officer)

/s/ Charles A. Rudinsky	Executive Vice President, Treasurer and Chief Accounting Officer
Charles A. Rudinsky	(Principal Accounting Officer)

/s/ Alfred A. Slifka	Chairman of the Board
Alfred A. Slifka

/s/ Richard Slifka	Vice Chairman of the Board
Richard Slifka

/s/ David K. McKown	Director
David K. McKown

/s/ Robert J. McCool	Director
Robert J. McCool

/s/ Kenneth I. Watchmaker	Director
Kenneth I. Watchmaker

EXHIBIT INDEX

Exhibit Number			Description
4.1		—

Second Amended and Restated Agreement of Limited Partnership of Global Partners LP, dated as of May 9, 2007 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 10, 2007)

4.2		—

Form of Phantom Unit and DERs Grant under the Global Partners LP Long-Term Incentive Plan (for Named Executive Officers who are party to an employment agreement with Global GP LLC; incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 20, 2007)

4.3		—

Form of Phantom Unit and DERs Grant under the Global Partners LP Long-Term Incentive Plan (for Directors; incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on August 20, 2007)

4.4		—

Form of Phantom Unit and DERs Grant under the Global Partners LP Long-Term Incentive Plan (for Employees and Officers other than Named Executive Officers who are party to an employment agreement with Global GP LLC; incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on August 20, 2007)

5.1	*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
23.1	*	—	Consent of Ernst & Young LLP
23.2	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
24.1	*	—	Power of Attorney (included on signature page of this registration statement)

*                    Filed herewith.